Exhibit 5.2

Baker & Hostetler LLP

Key Tower 127 Public Square, Suite 2000 Cleveland, OH 44114-1214 T 216.621.0200 F 216.696.0740 www.bakerlaw.com

March 14, 2018

The Progressive Corporation

6300 Wilson Mills Road

Mayfield Village, Ohio 44143

Ladies and Gentlemen:

We have acted as counsel to The Progressive Corporation, an Ohio corporation (the “Company”), in connection with a prospectus supplement, dated March 9, 2018 (the “Prospectus Supplement”), relating to the offer and sale by the Company of 500,000 Series B Fixed-to-Floating Rate Cumulative Perpetual Serial Preferred Shares (the “Preferred Shares”) pursuant to the Underwriting Agreement, dated as of March 9, 2018 (the “Underwriting Agreement”), by and among the Company, Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC, as Representatives of the several Underwriters named in Schedule I thereto. The Prospectus Supplement supplements a prospectus, dated March 9, 2018, contained in the Registration Statement on Form S-3 (Registration No. 333-223538) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering this opinion, we have examined such records, agreements, documents, certificates and other statements of governmental officials and other instruments as we deemed necessary to render this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

For purposes of this opinion, we have assumed that the Registration Statement and any amendments thereto remain effective at the time of issuance of the Preferred Shares.

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that the Preferred Shares have been duly authorized and, when issued and sold against payment of the agreed consideration therefore as described in the Prospectus Supplement and in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is limited to matters of United States federal law and the laws of the State of Ohio, and we express no opinion herein as to the laws of any other jurisdiction. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws to the sale of the Preferred Shares.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-3 relating to the Preferred Shares and the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Baker & Hostetler LLP